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                                                                     EXHIBIT 2.5

                        SETTLEMENT AND RELEASE AGREEMENT

         This Settlement Agreement (the "Agreement") is entered into as of October 31, 2001 (the "Settlement Date") by and between eMachines, Inc. ("eMachines"), TriGem Computer, Inc. ("TGI") and TriGem America Corporation ("TGA").

                                    RECITALS

         WHEREAS, eMachines and TGI (with the assistance of TGA) have operated under certain Product Support terms as specified in Exhibit B of the Original Design Manufacturer Agreement ("ODM Agreement"), dated January 24, 2000, by and between TGI and eMachines.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the parties hereto agree as follows:

                                    AGREEMENT

1. In consideration of and in full and final accord and satisfaction of all amounts and property owed by eMachines under the following:

         a. Old Programs (as defined in the ODM Agreement), including missing parts charges and TGA and TGI supplied technical support inventory;
         b. New Programs (as defined in the ODM Agreement) through December 31, 2000, including missing parts charges, TGA and TGI supplied technical support parts and out of warranty changes;
         c.  All in warranty technical support parts;
         d.  All Restore CD expenses;
         e.  Virus Expenses,

eMachines hereby absolutely and unconditionally promises to pay to TGI the total sum of Three Million Two Hundred Forty-Eight Thousand Nine Hundred Ninety-Three Dollars ($3,248,993) (the "Settlement Payment").

2. Upon execution of this Agreement, Any and all amounts due to TGI or TGA by eMachines for services and products rendered or provided to eMachines by TGI or TGA through December 31, 2000 under the terms of the ODM Agreement shall be deemed paid in full and no further amounts shall be due or payable from eMachines to TGI or TGA in respect thereof.

3. For and in consideration of the foregoing and the covenants contained herein, TGI and TGA hereby agree to release, acquit and forever discharge eMachines and its Affiliates (as hereinafter defined) from any and all claims, demands, causes of action of any kind whatsoever, nature and description, both at law and in equity, whether known or unknown, direct or indirect, liquidated or unliquidated, absolute or contingent (collectively, "Claims") that TGI or TGA may now have, or may have in the future have,

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for or because of any matter or thing done, omitted or suffered to be done by
eMachines in connection with Exhibit B of the ODM Agreement. As used in this Agreement, "Affiliates" shall mean the respective successors and assigns and all parents, subsidiaries, related and affiliated corporations, representatives, attorneys, agents, officers, directors, stockholders and every person (whether natural or artificial) in any firm or entity now or previously affiliated with any of the foregoing, or who may become affiliated with any of the foregoing, of the parties hereto.

4. The parties intend and agree that the release of claims contained herein shall be effective as a full and final accord and satisfaction and general release of and from all Claims released and discharged hereunder. In furtherance thereof, TGI and TGA acknowledge that they have been informed of and is aware of the provision of Section 1542 of the California Civil Code which states as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in its favor at the time of executing the release, which if known by him would materially affect the settlement with the debtor."

TGI and TGA are executing this Agreement voluntarily, and hereby waives any and all rights it has or may have under California Civil Code Section 1542, any successor section to it, and/or any other statute or common law principle of similar effect. In connection with this waiver and the Agreement, TGI and TGA acknowledge that they are aware that they may discover claims presently unknown or unsuspected or facts in addition to or different from those which TGI or TGA now know or believe to be true with respect to the Claims released and discharged hereunder. Nevertheless, TGI and TGA intend by this Agreement, and with and upon the advise of independently selected counsel, to release fully, finally and forever all Claims released and discharged hereunder. In furtherance of such intention, the releases set forth in this Agreement shall be and remain in effect as full and complete releases of the Claims released and discharged hereunder notwithstanding the discovery or existence of any such additional or different claims or facts relevant hereto.

5. If any provision or provisions contained herein shall contravene or be invalid under applicable law, such contravention or invalidity shall not invalidate the whole Agreement, but the Agreement shall be construed as not containing the particular provision or provisions held to be invalid and the rights and obligations of the parties shall be construed and enforced accordingly.

6. Any notice, request, consent, demand or other communication required or permitted to be given by this Agreement shall be in writing and shall be personally served or sent by telecopy (with a copy by prepaid registered or certified mail sent on that same day), commercial courier service or prepaid registered or certified mail. Any written notice delivered by telecopy shall be deemed to have been given on the day telecopied to the other party. Any written notice given by commercial courier service or registered or certified mail shall be deemed communicated as of actual receipt. For purposes of this

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Agreement, the addresses of the parties, until notice of a change thereof, shall be as set forth below:

         If to eMachines:

                  eMachines, Inc.
                  14350 Myford Road; Bldg. #100
                  Irvine, California 92606-1002
                  Attn: General Counsel
                  Fax:  (714) 508-1135

         If to TGI:

                  TriGem Computer, Inc.
                   45-2, Yoido-dong
                  Youngdeungpo-lan
                  Seoul 150-010
                  Korea


         If to TGA:

                  TriGem America Corporation
                  1 Icon Road
                  Lake Forest California,
                  Attn: K.B. Lee
                  Fax:  (949-580-3677

7. This Agreement, which shall be construed in accordance with the laws of the State of California, constitutes the entire agreement and understanding between the parties in connection with the above matters and supersedes all prior agreements, whether written or oral, in connection therewith. All causes of action arising out of this Agreement shall be brought exclusively in the state and federal courts located in the County of Orange, State of California. The parties hereby irrevocably submit to the personal jurisdiction of and waive any venue objections against such courts in any litigation arising out of the Agreement. If either party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees. Each party waives any right and agrees not to apply to have any disputes under this Agreement tried or otherwise determined by a jury, except where required by law.

8. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties hereto.

9. This Agreement may be executed in counterparts and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding Agreement on the part of each of the undersigned.



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By signing in the spaces provided below, the parties accept and agree to all of the terms and conditions hereof.

TriGem Computer, Inc.

/s/ Brian Yoom
------------------------------------
Name:  Brian Yoom
      ------------------------------
Title: Director
       -----------------------------


TriGem America Corporation

/s/ Moonchun Hong
------------------------------------
Name:  Moonchun Hong
      ------------------------------
Title: Chief Executive Officer
       -----------------------------


eMachines, Inc.

/s/ Adam Andersen
------------------------------------
Name:  Adam Andersen
      ------------------------------
Title: Senior Vice President and Chief Operating Officer
       -------------------------------------------------